UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                               MAKO Surgical Corp.
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
                         (Title of Class of Securities)

                                    560879108
                                 (CUSIP Number)

                                December 31, 2008
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                                Page 1 of 8 Pages

CUSIP No. 560879108                    13G                   Page 2 of 8 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Highbridge International LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (See instructions)                                     (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (See instructions)
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (See instructions)
            OO
--------------------------------------------------------------------------------

CUSIP No. 560879108                    13G                   Page 3 of 8 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Smithfield Fiduciary LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (See instructions)                                     (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (See instructions)
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (See instructions)
            OO
--------------------------------------------------------------------------------

CUSIP No. 560879108                    13G                   Page 4 of 8 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Highbridge Capital Management, LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (See instructions)                                     (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (See instructions)
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (See instructions)
            OO
--------------------------------------------------------------------------------

CUSIP No. 560879108                    13G                   Page 5 of 8 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Glenn Dubin
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (See instructions)                                     (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (See instructions)
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (See instructions)
            IN
--------------------------------------------------------------------------------

CUSIP No. 560879108                    13G                   Page 6 of 8 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Henry Swieca
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (See instructions)                                     (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (See instructions)
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (See instructions)
            IN
--------------------------------------------------------------------------------

CUSIP No. 560879108                    13G                   Page 7 of 8 Pages

This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13G filed on February 21, 2008 (the "Original Schedule 13G" and the Original
Schedule 13G as amended, the "Schedule 13G") with respect to shares of common stock, par value $0.001 per share (the "Common Stock") of MAKO Surgical Corp., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates Items 4 and 5 in their entirety as set forth below.

Item 4.   Ownership

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a)    Amount beneficially owned:

       As of the date of this filing, (i) Smithfield Fiduciary LLC no longer beneficially owns any shares of Common Stock, (ii) Highbridge International LLC no longer beneficially owns any shares of Common Stock, and (iii) each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca no longer beneficially own any shares of Common Stock.

       Smithfield Fiduciary LLC is a wholly-owned subsidiary of Highbridge International LLC. Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC. Glenn Dubin is the Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is the Chief Investment Officer of Highbridge Capital Management, LLC.

       (b)    Percent of class:

       As of the date of this filing, the Reporting Persons no longer beneficially own any shares of Common Stock.

       (c)    Number of shares as to which such person has:

             (i)     Sole power to vote or to direct the vote

                     0

             (ii)    Shared power to vote or to direct the vote

                     See Item 4(a)

             (iii)   Sole power to dispose or to direct the disposition of

                     0

             (iv)    Shared power to dispose or to direct the disposition of

                     See Item 4(a)

Item 5.  Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

CUSIP No. 560879108                    13G                   Page 8 of 8 Pages

                                   SIGNATURES

       After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: January 22, 2009

HIGHBRIDGE INTERNATIONAL LLC              HIGHBRIDGE CAPITAL MANAGEMENT, LLC

By: Highbridge Capital Management, LLC
    its Trading Manager
                                          By: /s/ John Oliva
                                          -------------------------------
By: /s/ John Oliva                        Name:  John Oliva
-------------------------------           Title: Managing Director
Name:  John Oliva
Title: Managing Director

-------------------------------
SMITHFIELD FIDUCIARY LLC

By: Highbridge Capital Management, LLC
    its Trading Manager                   /s/ Glenn Dubin
                                          -------------------------------
                                          GLENN DUBIN

By: /s/ John Oliva
-------------------------------
Name:  John Oliva
Title: Managing Director


/s/ Henry Swieca
-------------------------------
HENRY SWIECA